POWER OF ATTORNEY

I hereby appoint John A. Zawadzki or Steven A. Covert to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form 3, 4 or 5 or any amendment thereto required to be filed by Partners Trust Financial Group, Inc. under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things indicent and necessary to that end, until such time as I notify Mr. Zawadzki or Mr. Covert in writing that his authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on October 11, 2002.

By: _/s/ Daniel J. O'Toole______________

Daniel J. O'Toole

In presence of: _/s/ Steven A. Covert____________

At: __Utica_______New York______

City State